Exhibit 10.1

AMENDMENT NO. 3 TO
WEST COAST BANCORP
2002 STOCK INCENTIVE PLAN

     This AMENDMENT NO. 3 (the “Amendment”) to the WEST COAST BANCORP 2002 STOCK INCENTIVE PLAN (the “Plan”) is adopted effective September 27, 2006, by the Board of Directors of West Coast Bancorp, an Oregon corporation (the "Company").

     1. Pursuant to the provisions of Section 10 of the Plan, the Plan is amended as follows:

     (a) Section 3 of the Plan is amended by deleting the third paragraph of such section and replacing it in its entirety as follows:

     In the event of a stock split (including a reverse stock split), a dividend or distribution paid in Common Stock, or a recapitalization of or affecting Common Stock, the aggregate number and kind of shares reserved for issuance under the Plan, the maximum limitation upon the number of shares that may be issued as Restricted Stock or subject to Stock Options to be granted to a single participant in any fiscal year under the Plan, the number, kind, and option price per share subject to each outstanding Stock Option, and the number and kind of shares subject to other Awards granted under the Plan, will automatically be adjusted proportionately, or substituted, to reflect the effect of such stock split, distribution paid in Common Stock, or recapitalization.

     In the event of any merger or consolidation, separation (including a spin off), a reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), any partial or complete liquidation, or any other change in corporate capitalization not specifically addressed above, the Committee or Board may make such adjustments or substitution in the aggregate number and kind of shares reserved for issuance under the Plan, the maximum limitation upon the number of shares that may be issued as Restricted Stock or subject to Stock Options to be granted to a single participant under the Plan, in the number, kind, and option price per share subject to outstanding Stock Options, in the number and kind of shares subject to other outstanding Awards under the Plan and/or such other equitable adjustments or substitutions as it may determine to be appropriate in its sole discretion.

     Notwithstanding the foregoing, the number of shares subject to any Award shall always be a whole number which shall be obtained by rounding all calculations up to the nearest whole share.

     (b) Section 5 (d) of the Plan is amended by placing a period after the word "granted" in the eighth line of paragraph two of such section and deleting all language that appears thereafter (including "and provided, further, that such already owned shares have been held by the optionee for at least six months at the time of exercise or have been purchased on the open market").

     2. Except as amended hereby, all the terms and conditions of the Plan will remain in full force and effect.

     3. The Plan is hereby restated to be in the form attached hereto as Exhibit A, which includes all amendments described above as well as other amendments approved since the Plan was originally adopted.